Exhibit 10.5
March 24, 2009
Enzo Micali
Dear Enzo,
We are delighted to present you with this offer to join Harris Interactive!
Our people, individually and collectively, are critical to our success, and one of our strategic business objectives focuses specifically on cultivating a strong, informed, engaged, and committed team. We believe you can contribute to and be a vital part of our success.
The specifics of our offer to you are as follows:
•	Your position will be Global Executive Vice President, Operations and Technology, reporting to Kimberly Till, Chief Executive Officer.

•	Your start date will be March 31, 2009.

•	Your starting salary will be $295,000 per year, earned and payable on a bi-weekly basis of approximately $11,346, prior to any payroll deductions.

•	Your performance and salary will be reviewed annually. You will be eligible to be considered for a salary increase in the Company’s regular review cycle. To the extent merit increases are granted, eligibility will be based on your individual performance.

•	For each fiscal year ending on June 30, you are eligible to receive a target annual bonus as part of the Corporate Bonus Plan of up to 40% of your starting salary. In lieu of the normal calculation for the fiscal year ending June 30, 2009, you will receive a guaranteed bonus of $30,065. For succeeding fiscal years, your bonus will be calculated as provided by the Corporate Bonus Plan. The Compensation Committee of the Board of Directors retains discretionary authority over all bonus awards except for your guaranteed first year bonus, and establishes metrics and objectives for the Corporate Bonus Plan annually. By way of illustration only because your fiscal 2009 bonus is guaranteed, in fiscal 2009 bonuses under the Corporate Bonus Plan generally are contingent upon the Company’s achievement of adjusted EBITDA targets. Declared bonuses are paid within 75 days after the end of the fiscal year to persons who remain employed at the time of payment.

•	You are eligible for 20 days of vacation, which accrue at 6.153 hours per pay period.

•	Subject to approval by the Compensation Committee of the Board of Directors, you will have the option to purchase 200,000 shares of Harris Interactive Inc. common stock under the terms and conditions more fully described in the enclosed stock option agreement. The option price will be the fair market price of our stock on the grant date. The company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

•	Should the Company terminate your employment on or before March 30, 2010, except after a Change in Control, for any reason other than for “cause” you will receive severance payments equal to six months of your base salary, paid in bi-weekly payments, as well as continued contribution toward health care benefits. If continued health care coverage is unavailable, cash payments at the same level as the Company’s payments toward health coverage immediately prior to your termination will be made. Should the Company terminate your employment after March 30, 2010, or at any time terminate your employment after a Change in Control, for any reason other than for “cause” you will receive severance payments equal to twelve months of your base salary, paid in bi-weekly payments with continued contribution toward health care benefits as outlined above. Severance payments are contingent upon your adherence to the Company’s confidentiality and non-compete agreements, and execution of a release of any claims in favor of the Company. For purposes of this letter, a “Change in Control” means any circumstance has occurred of a nature that would be required to be reported in a proxy statement with respect to the Company (even if the Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that any merger, consolidation or corporate reorganization in which the owners of the Company’s capital stock entitled to vote in the election of directors (the “Voting Stock”) prior to said combination receive 75% or more of the resulting entity’s Voting Stock shall not be considered a Change in Control.

•	Either before or after a Change in Control, if you voluntarily leave the Company within the one-year period after the Company or successor to the Company changes your reporting relationship so that you no longer report directly to the Chief Executive Officer of the Company or successor to the Company, or your duties and responsibilities are substantially changed, then your termination shall be treated in the same manner as if you had been terminated without “cause” and you shall be entitled to severance benefits as outlined above.

•	You will be eligible for the standard benefits Harris Interactive offers to similarly situated employees. For any period between March 30, 2009 and the date on which coverage is provided under the Company’s health insurance plans, the Company will reimburse you for the cost of continuing any pre-existing COBRA coverage you may have (up to a maximum of the same amount as the Company would have paid for coverage under Company plans during the same period).
All payments under this agreement shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
Please note that as part of our selection process, we conduct reference and background checks on all candidates, as well as review any potential limitations resulting from non-compete agreements you may have signed with previous employers. This employment offer is contingent upon successful completion of your reference and background checks, review of any non-compete agreements, and your ability to present appropriate documentation to prove your eligibility to work in the United States. Harris Interactive is an Equal Opportunity Employer.
Your employment at Harris Interactive is “at will”, which means that the employment relationship between you and the company may be terminated at any time, by either you or Harris Interactive, for any reason not expressly prohibited by law.
As Global Executive Vice President, Operations and Technology, your services will be of a special, unique, extraordinary and intellectual character, and your position with the Company will place you in a position of confidence and trust with respect to the employees, technology, methodologies, and clients, of the Company. Our business, clients and employees are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but rather by the location of the Company’s business, employees, clients and potential clients. In the course of your employment with the Company, you will develop a personal acquaintanceship and relationship with the Company’s employees and clients, and a knowledge of their affairs and requirements, as well as the Company’s technologies, methodologies, and operations. You acknowledge that the Company’s relationships with its employees and established clientele, and its technologies, methodologies, and operations will therefore be placed in your hands in confidence and trust. By accepting a position with the Company, you consequently agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained herein; that the covenants are given as an integral part of and incident to the Company’s agreement to employ you, that there is adequate consideration for such covenants (including without limitation the benefits provided by this Agreement such as the Company’s willingness to pre-commit to severance payments under circumstances outlined above), and that in making its decision to offer you the benefits outlined above the Company relied upon and was induced by the covenants made by you in this letter. The restrictions in this letter are in addition to and apart from the restrictions you may be subject to in any other agreement, such as for example, but not limited to, any existing stock option agreements. Accordingly, by accepting employment with the Company you agree:
•	during the Restriction Period (defined below) you shall not, directly or indirectly, including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity:
o	solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any employee of Company (including particularly but without limitation any employee who reported to or through you) to terminate such employee’s relationship with Company for any reason, or assist any person or entity in doing so,

o	employ, assist or have involvement with any other person in connection with, engage or otherwise contract with any employee or former employee of Company in a Competing Business (defined below) or any other business unless such former employee shall not have been employed by Company for a period of at least one year and no solicitation prohibited hereby shall have occurred prior to the end of such one year period, or

o	interfere in any manner with the relationship between any employee and Company, and
•	during the Restriction Period, you shall not, directly or indirectly engage in any activity or business competitive in any manner with the activities or business of the Company or directly or indirectly, including without limitation on behalf of, for the benefit of, or in conjunction with, any other person or entity: own, manage, operate, join, control, participate in, invest in, solicit business or clients for, or otherwise be connected or associated with, in any manner (including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, principal, agent, proprietor, trustee or investor) any Competing Business (defined below); provided, however, that that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange, shall not constitute a breach of this section, so long as you do not in fact have the power to control, or direct the management of, or are not otherwise engaged in activities with, such Competing Business.

For purposes of this letter, the term “Competing Business” shall mean any business or venture whose business is substantially similar to the whole or any significant part of the business conducted by Company, and which is in material competition with the Company. The “Restriction Period” is six months if the termination date of your employment is through and including March 30, 2010 and no Change in Control has occurred, and twelve months if a Change of Control has occurred or if the termination date of your employment is on or after March 31, 2010, in each case whether your employment with the Company is terminated voluntarily or involuntarily, or for any reason.
In accepting employment with the Company, you also agree not to directly or indirectly use or disclose to any other person, business, or legal entity, any of the Company’s confidential, proprietary, or trade secret information, including, but not limited to, employee information, customer lists, customer information, processes and techniques, product information and plans, sales techniques, pricing, strategies, and financial, marketing, or other internal business information. You also acknowledge that Company’s reputation is important in the continued success of its business, and agree that you will not discuss or comment in such a manner as may adversely impact the reputation or public perception, or otherwise disparage, Company or its officers, employees, or directors in any manner; provided, however, that you may make such disclosures as may be required by law. For its part, Company acknowledges that your reputation is important to your continued success. Company agrees that it will not disparage or otherwise discuss or comment about you in such a manner as may adversely impact your reputation; provided, however, that Company may make such disclosures as may be required by law.
The Company understands that you may be subject to restrictions related to solicitation of persons employed or formerly employed by your former employer. You agree to abide by such restrictions. If claims are made against you for violation of such non-solicitation restrictions due to any action by the Company or its employees in which you are not involved, the Company will indemnify and hold your harmless against losses and liabilities in connection therewith, including the reasonable costs of defense provided that you give the Company the opportunity to control such defense and pre-approve any settlement of any indemnified claim.
The restrictions in this letter are in addition to and apart from the restrictions you may be subject to in any other agreement, such as for example, but not limited to, any stock option agreements.
By accepting employment, you agree that (i) the Company is entitled to an injunction in the event of a breach of this Agreement, and (ii) in addition to its rights to terminate benefits under this letter and any other legal rights it may have, the Company may advise third parties of the restrictions contained in this letter in connection with protection of its rights hereunder. To the extent that any portion of the agreements you make in this letter are found to be legally unenforceable, enforcement shall be given to the greatest extent legally permissible.
This letter shall be governed by New York law. In the event of any breach of, or dispute related to, this agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and disbursements from the other.
If you are in agreement with the terms of this offer, please sign one copy of this letter and we will arrange to have the Company’s standard Welcome Kit sent to you with additional documentation for your review and signature.
Once you have accepted this job offer, we can discuss transition plans.

Enzo, we are very pleased to make this offer to you. Please contact me if you have any questions about Harris Interactive or the specifics of this employment offer. We look forward to you joining the Harris Interactive team.
Sincerely,
/s/ Kimberly Till
Kimberly Till
Chief Executive Officer
Harris Interactive Inc.
I accept this offer of employment as outlined above.

/s/ Enzo Micali	3/25/09

Enzo Micali	Date